Free Writing Prospectus No. 434 Registration Statement No. 333-200365 Dated July 22, 2015 Filed Pursuant to Rule 433

Morgan Stanley Airbag Phoenix Autocallable Optimization Securities

Linked to the Common Stock of Autodesk, Inc. due January 31, 2017

Linked to the Common Stock of lululemon athletica inc. due January 31, 2017

Principal at Risk Securities

Investment Description

This free writing prospectus describes two offerings of Airbag Phoenix Autocallable Optimization Securities (each, the “Securities”), each of which is an unsecured and unsubordinated debt obligation of Morgan Stanley (the “Issuer”) and provides returns based on the performance of the shares (each, the “Underlying Shares”) of a specific issuer of Underlying Shares (each, the “Underlying Issuer”). If the closing price of the Underlying Share on the monthly Coupon Observation Dates, as adjusted for certain corporate events affecting such Underlying Shares (the “Observation Date Closing Price”), is equal to or greater than the Coupon Barrier, Morgan Stanley will pay you a Contingent Coupon with respect to that Coupon Observation Date. If the Observation Date Closing Price is less than the Coupon Barrier, no coupon will be payable with respect to that Coupon Observation Date. Morgan Stanley will automatically call the Securities early if the Observation Date Closing Price on any quarterly Autocall Observation Date is equal to or greater than the applicable Initial Price. If the Securities are called, Morgan Stanley will pay the Principal Amount plus the related Contingent Coupon, and no further amounts will be owed to you. If the Securities are not called prior to maturity and the Final Price (as may be adjusted) is equal to or greater than the Conversion Price, Morgan Stanley will make a cash payment to you at maturity equal to the Principal Amount. However, if the Final Price is less than the Conversion Price, for each Security you hold at maturity, Morgan Stanley will deliver to you a number of shares of the Underlying Shares equal to the product of (i) the Principal Amount divided by the Conversion Price and (ii) the Adjustment Factor as of the Final Observation Date (the “Share Delivery Amount”). In addition, the Contingent Coupon for the final monthly period will be payable at maturity if the Final Price is greater than or equal to the Coupon Barrier, regardless of whether Morgan Stanley pays you the Principal Amount or delivers the Share Delivery Amount at maturity. The value of these shares the investor receives at maturity will be less than, and potentially substantially less than, the Principal Amount and could be zero, and you may lose a substantial amount or all of your initial investment. The Securities may be appropriate for investors who seek an opportunity for enhanced income in exchange for the risk of losing their principal at maturity, the risk of receiving no Contingent Coupons during the term of the Securities and the risk of the Securities being automatically called prior to maturity. Your return will be solely the Contingent Coupons, if any, and you will not participate in any appreciation in the Underlying Shares. Generally, the higher the Contingent Coupon Rate on the Securities, the greater the risk of loss on those Securities. Investing in the Securities involves significant risks. You may receive at maturity shares worth less than the Principal Amount and that may be worth zero, and you may lose some or all of your Principal Amount. The Conversion Price is observed only on the Final Observation Date, and the contingent downside market exposure applies only at maturity. If you are able to sell the Securities prior to maturity, you may receive substantially less than the Principal Amount even if the price of the Underlying Shares is greater than the Conversion Price at the time of sale.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates*

❑   Contingent Coupon: If the Observation Date Closing Price on any monthly Coupon Observation Date is equal to or greater than the Coupon Barrier, Morgan Stanley will pay you a Contingent Coupon with respect to that Coupon Observation Date. If the Observation Date Closing Price is less than the Coupon Barrier, no coupon will be payable with respect to that Coupon Observation Date.

❑   Automatically Callable: Morgan Stanley will automatically call the Securities and pay you the Principal Amount plus the Contingent Coupon otherwise due for the monthly Coupon Observation Date if the Observation Date Closing Price on any quarterly Autocall Observation Date is equal to or greater than the Initial Price, and no further payments will be made on the Securities. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑   Contingent Downside Market Exposure Below the Conversion Price; Physical Settlement: If the Securities have not been called and the Final Price is greater than or equal to the Conversion Price, Morgan Stanley will repay the full Principal Amount at maturity. However, if the Final Price is less than the Conversion Price, Morgan Stanley will deliver to you a number of shares of the Underlying Shares per Security equal to the Share Delivery Amount, which will be worth less than the Principal Amount and could be worth zero. The Securities provide the potential for reduced downside exposure to the Underlying Shares. The Conversion Price is observed only on the Final Observation Date, and the contingent downside market exposure applies only at maturity; if you are able to sell the Securities prior to maturity, you may receive substantially less than the Principal Amount even if the Closing Price of the Underlying Shares is above the Conversion Price at the time of sale. Any payment on the Securities, including any repayment of principal or obligation to deliver the Underlying Shares, is subject to the creditworthiness of Morgan Stanley.

Trade Date	July 24, 2015
Settlement Date	July 31, 2015
(5 business days after the Trade Date).
See “Supplemental Plan of Distribution; Conflicts of Interest” on page 22 for details.
Coupon Observation Dates	Monthly.
Autocall Observation Dates	Quarterly.
See “Autocall Observation Dates and Call Settlement Dates”on page 6 for details.

Final Observation Date**	January 24, 2017
Maturity Date**	January 31, 2017

* Expected. In the event that we make any change to the expected Trade Date and Settlement Date, we will change the Coupon Observation Dates, Autocall Observation Dates, Call Settlement Dates, the Final Observation Date and/or the Maturity Date so that the stated term of the Securities remains the same.

** Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Coupon Observation Dates, Autocall Observation Dates and the Final Observation Date” below.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF ANY PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING SHARES. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

This free writing prospectus relates to two separate Security offerings, each of which is linked to different Underlying Shares. Each has a different Contingent Coupon Rate, Initial Price, Coupon Barrier and Conversion Price, all of which will be determined on the Trade Date. The performance of each Security offering will not depend on the performance of any other Security offering. The Securities are offered at a minimum investment of $1,000 in denominations of $1,000 and integral multiples thereof.

Underlying Shares	Contingent Coupon Rate*	Initial Price	Coupon Barrier	Conversion Price	CUSIP	ISIN
Common Stock of Autodesk, Inc. (ADSK)	7.50% to 9.50% per annum		$80% of the Initial Price	, which is 88% of the Initial Price	61765G689	US61765G6897
Common Stock of lululemon athletica inc. (LULU)	8.00% to 10.00% per annum		$70% of the Initial Price	, which is 85% of the Initial Price	61765G697	US61765G6970

* Bloomberg ticker symbols are being provided for reference purposes only. With respect to each Underlying Share, the Closing Price on any trading day will be determined based on the prices published by the relevant exchange.

** If payable, the Contingent Coupon will be a fixed amount based on equal monthly installments at the Contingent Coupon Rate. See “Contingent Coupon” on page 4.

See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus and product supplement and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Estimated value on the Trade Date	Price to Public		Underwriting Discount(1)		Proceeds to Morgan Stanley(2)
Offering of Securities	See “Additional Information about Morgan Stanley and the Securities” on page 2.	Total	Per Security	Total	Per Security	Total	Per Security
Common Stock of Autodesk, Inc.	Approximately $978.90 per Security, or within $10.00 of that estimate.		$1,000		$15		$985
Common Stock of lululemon athletica inc.	Approximately $975.50 per Security, or within $10.00 of that estimate.		$1,000		$15		$985

(1) UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1.5% for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 21 of this free writing prospectus.

(2) See “Use of Proceeds and Hedging” on page 20.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our wholly-owned subsidiary. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 21 of this free writing prospectus.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a product supplement) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the product supplement and any other documents relating to these offerings that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Product supplement for auto-callable securities dated November 19, 2014: http://www.sec.gov/Archives/edgar/data/895421/000095010314008195/dp50991_424b2-autocall.htm

t	Prospectus dated November 19, 2014: http://www.sec.gov/Archives/edgar/data/895421/000095010314008169/dp51151_424b2-base.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Airbag Phoenix Autocallable Optimization Securities that are offered hereby. Also, references to the accompanying “prospectus” and “product supplement” mean the Morgan Stanley prospectus dated November 19, 2014 and the Morgan Stanley product supplement for auto-callable securities dated November 19, 2014, respectively.

You should rely only on the information incorporated by reference or provided in this free writing prospectus or the accompanying product supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this free writing prospectus or the accompanying product supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms described in this free writing prospectus are inconsistent with those described in the accompanying product supplement or in the accompanying prospectus, the terms described in this free writing prospectus will prevail.

The Issue Price of each Security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date will be less than $1,000. We estimate that the value of each Security on the Trade Date will be as set forth in the below table. Our estimate of the value of the Securities as determined on the Trade Date will be set forth in the final pricing supplement.

Offering of Securities	Estimated value on the Trade Date
Linked to Common Stock of Autodesk, Inc.	Approximately $978.90 per Security, or within $10.00 of that estimate.
Linked to Common Stock of lululemon athletica inc.	Approximately $975.50 per Security, or within $10.00 of that estimate.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Shares. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Shares, instruments based on the Underlying Shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Contingent Coupon Rate, the Coupon Barrier and the Conversion Price, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for each offering of Securities described in this document, for a period of up to 5 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t  You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Underlying Shares.

t   You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t  You believe the Underlying Shares will close at or above the Coupon Barrier on the Coupon Observation Dates.

t   You are willing to invest in the Securities based on the Coupon Barrier, as set forth on the cover of this free writing prospectus.

t  You believe the Final Price of the Underlying Shares is not likely to be below the Conversion Price and, if it is, you understand that you will not receive a cash payment at maturity and instead can tolerate receiving shares of the Underlying Shares at maturity worth less than your Principal Amount or that may have no value at all.

t  You believe the Underlying Shares will close at or above the Initial Price on one of the specified Autocall Observation Dates.

t  You understand and accept that you will not participate in any appreciation in the price of the Underlying Shares over the term of the Securities and that your potential return is limited to the Contingent Coupons.

t  You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Shares.

t  You would be willing to invest in the Securities if the Contingent Coupon Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate for each Security will be set on the Trade Date and will not be less than the bottom of the range listed on the cover).

t  You are willing to forgo dividends paid on the Underlying Shares.

t  You are willing to invest in securities that may be called early, and you are otherwise willing to hold such securities to maturity, as set forth on the cover of this free writing prospectus.

t  You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

t  You are willing to assume the credit risk of Morgan Stanley for all payments under the Securities, and understand that if Morgan Stanley defaults on its obligations you may not receive any amounts due to you and could lose your entire investment.

t  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t  You cannot tolerate a loss of all or a substantial portion of your investment, and are unwilling to make an investment that may have the full downside market risk of an investment in the Underlying Shares.

t  You require an investment designed to provide a full return of principal at maturity.

t  You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t  You believe that the price of the Underlying Shares will decline during the term of the Securities and is likely to close below the Coupon Barrier on the Observation Dates.

t  You are unwilling to invest in the Securities based on the Coupon Barrier, as set forth on the cover of this free writing prospectus.

t  You require a cash payment at maturity and are not willing to accept delivery of the shares of the Underlying Shares if the Final Price is below the Conversion Price.

t  You believe the Final Price of the Underlying Shares is likely to be below the Conversion Price, which could result in the delivery of Underlying Shares that may be worth less than the Principal Amount and could be worth zero.

t  You seek an investment that participates in the full appreciation in the price of the Underlying Shares over the term of the Securities or that has unlimited return potential.

t  You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Shares.

t  You would not be willing to invest in the Securities if the Contingent Coupon Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate for each Security will be set on the Trade Date and will not be less than the bottom of the range listed on the cover).

t  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t  You seek to receive the dividends paid on the Underlying Shares.

t  You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, as set forth on the cover of this free writing prospectus, or you seek an investment for which there will be an active secondary market.

t  You are not willing to assume the credit risk of Morgan Stanley for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 7 of this free writing prosps and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities.

Indicative Terms
Issuer	Morgan Stanley
Issue Price	$1,000 per Security.
Underlying Shares

Common stock of Autodesk, Inc.

Common stock of lululemon athletica inc.

This free writing prospectus describes two offerings of Securities, each of which provides returns based on the performance of the Underlying Shares of a specific Underlying Issuer.

Principal Amount	$1,000 per Security
Term	1 year and 6 months, unless earlier called
Automatic Call Feature

The Securities will be called automatically if the Observation Date Closing Price on any Autocall Observation Date is equal to or greater than the Initial Price.

If the Securities are called, Morgan Stanley will pay you on the Call Settlement Date related to such Autocall Observation Date the Principal Amount plus the Contingent Coupon otherwise due on the related Coupon Payment Date, and no further payments will be made on the Securities.

Contingent Coupon

If the Observation Date Closing Price is equal to or greater than the Coupon Barrier on any Coupon Observation Date, we will pay you the Contingent Coupon for that Coupon Observation Date on the relevant Coupon Payment Date.

If the Observation Date Closing Price is less than the Coupon Barrier on any Coupon Observation Date, the Contingent Coupon for that Coupon Observation Date will not accrue or be payable and that Contingent Coupon payment will be lost.

Each Contingent Coupon will be a fixed amount as set forth in the table below, which would be applicable to each Coupon Observation Date on which the Observation Date Closing Price is greater than or equal to the Coupon Barrier.

Contingent Coupon (per Security)
	Autodesk, Inc.	$6.25 to $7.9167
	lululemon athletica inc.	$6.6667 to $8.3333

Contingent Coupon Rate	The Contingent Coupon Rate is expected to be between (i) 7.50% to 9.50% per annum for Securities linked to the common stock of Autodesk, Inc. and (ii) 8.00% to 10.00% per annum for Securities linked to the common stock of lululemon athletica inc. The actual Contingent Coupon Rate for each Security will be determined on the Trade Date. You should be willing to invest in the Securities if the Contingent Coupon Rate is set to the bottom of the range.
Coupon Observation Dates	Monthly. See “Coupon Observation Dates and Coupon Payment Dates” on page 6 for details.
Autocall Observation Dates	Quarterly. See “Autocall Observation Dates and Call Settlement Dates” on page 6 for details.
Final Observation Date	January 24, 2017, subject to postponement in the event of a Market Disruption Event or for non-Trading Days.
Call Settlement Dates	With respect to each Autocall Observation Date, as set forth under “Autocall Observation Dates and Call Settlement Dates” on page 6.
Coupon Payment Dates	Monthly. See “Coupon Observation Dates and Coupon Payment Dates” on page 6 for details.
Payment at Maturity (per Security)

If the Securities are not automatically called, Morgan Stanley will make a cash payment or deliver a number of shares of the Underlying Shares at maturity based on the performance of the Underlying Shares during the term of the Securities, as described below.

If the Final Price is greater than or equal to the Conversion Price, Morgan Stanley will pay you the $1,000 Principal Amount plus the Contingent Coupon for the final monthly period otherwise due on the Maturity Date.

If the Final Price is less than the Conversion Price, Morgan Stanley will deliver to you a number of Underlying Shares equal to the Share Delivery Amount.*

If the Final Price is less than the applicable Conversion Price, but is greater than or equal to the applicable Coupon Barrier, in addition to delivering the Share Delivery Amount, Morgan Stanley will pay you a cash payment per $1,000 Principal Amount equal to the applicable Contingent Coupon for the final monthly period otherwise due on the Maturity Date.

If the Final Price is less than both the applicable Conversion Price and Coupon Barrier, Morgan Stanley will deliver to you per $1,000 Principal Amount at maturity only the Share Delivery Amount. The applicable Contingent Coupon for the final monthly period will not be paid.

These shares will be worth less than the Principal Amount as of the Final Observation Date and could be worth zero.

* If you receive the Share Delivery Amount at maturity, we will pay cash value (determined as of the Final Observation Date) of any fractional shares of the Underlying Shares on a per-Security basis in lieu of delivering such fractional shares.

Observation Date Closing Price	The Closing Price of one share of the Underlying Shares on any Coupon Observation Date or Autocall Observation Date (other than the Final Observation Date) times the Adjustment Factor on such date.
Initial Price	The Closing Price of the Underlying Shares on the Trade Date.
Final Price	The Closing Price of the Underlying Shares on the Final Observation Date times the Adjustment Factor on such date.
Share Delivery Amount*

The product of (i) the number set forth in the table below, which equals the Principal Amount of $1,000 divided by the Conversion Price, as determined on the Trade Date, and (ii) the Adjustment Factor as of the Final Observation Date.

	Underlying Shares	Principal Amount divided by Conversion Price
Autodesk, Inc.
lululemon athletica inc.
Conversion Price	A percentage of the Initial Price of the Underlying Shares, as specified on the cover page of this free writing prospectus.
Coupon Barrier	A percentage of the Initial Price of the Underlying Shares, as specified on the cover page of this free writing prospectus.
Adjustment Factor	1.0, subject to adjustment in the event of certain corporate events affecting the Underlying Shares.
Record Date	The record date for each Contingent Coupon shall be the date one business day prior to such scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon automatic call shall be payable to the person to whom the Payment at Maturity or the Principal Amount, as the case may be, shall be payable.
Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

Investment Timeline
Trade Date	The Initial Price, the Coupon Barrier and the Conversion Price are determined and the Contingent Coupon Rate is set.

Monthly	If the Observation Date Closing Price is equal to or greater than the Coupon Barrier on any monthly Coupon Observation Date, Morgan Stanley will pay you a Contingent Coupon on the Coupon Payment Date.

Quarterly	If the Observation Date Closing Price is equal to or greater than the Initial Price on any Autocall Observation Date, the Securities will be called and Morgan Stanley will pay you a cash payment per Security equal to the Principal Amount plus the Contingent Coupon otherwise due for the related Coupon Payment Date, and no further payments will be made on the Securities.

Maturity Date

If the Final Price is greater than or equal to the Conversion Price, Morgan Stanley will pay you the $1,000 Principal Amount.

If the Final Price is less than the Conversion Price, Morgan Stanley will deliver to you a number of Underlying Shares equal to the Share Delivery Amount.*

These shares will be worth less than the Principal Amount as of the Final Observation Date and could be worth zero.

In addition, the Contingent Coupon for the final monthly period will be payable at maturity if the Final Price is greater than or equal to the applicable Coupon Barrier, regardless of whether Morgan Stanley pays you the Principal Amount or delivers the Share Delivery Amount at maturity.

* If you receive the Share Delivery Amount at maturity, we will pay cash value (determined as of the Final Observation Date) of any fractional shares of the Underlying Shares on a per-Security basis in lieu of delivering such fractional shares.

Investing in the Securities involves significant risks. You may RECEIVE SHARES OF the UNDERLYING SHARES AT MATURITY WORTH LESS THAN YOUR PRINCIPAL AMOUNT AND MAY lose SOME OR ALL OF YOUR INITIAL INVESTMENT. Any payment on the Securities is subject to the creditworthiness of Morgan Stanley. If Morgan Stanley were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Coupon Observation Dates(1) and Coupon Payment Dates(2)
Coupon Observation Dates	Coupon Payment Dates or Maturity Date
8/24/2015	8/26/2015
9/24/2015	9/28/2015
10/26/2015	10/28/2015
11/24/2015	11/27/2015
12/24/2015	12/29/2015
1/25/2016	1/27/2016
2/24/2016	2/26/2016
3/24/2016	3/29/2016
4/25/2016	4/27/2016
5/24/2016	5/26/2016
6/24/2016	6/28/2016
7/25/2016	7/27/2016
8/24/2016	8/26/2016
9/26/2016	9/28/2016
10/24/2016	10/26/2016
11/25/2016	11/29/2016
12/27/2016	12/29/2016
1/24/2017 (the Final Observation Date)	1/31/2017 (the Maturity Date)

(1) Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Determination Dates” in the accompanying product supplement.

(2) If, due to a Market Disruption Event or otherwise, any Coupon Observation Date, including the Final Observation Date, is postponed so that it falls less than two business days prior to the scheduled Coupon Payment Date, the Coupon Payment Date will be postponed to the second business day following that Coupon Observation Date as postponed.

Autocall Observation Dates(1) and Call Settlement Dates(2)
Autocall Observation Dates	Call Settlement Dates or Maturity Date
10/26/2015	10/28/2015
1/25/2016	1/27/2016
4/25/2016	4/27/2016
7/25/2016	7/27/2016
10/24/2016	10/26/2016
1/24/2017 (the Final Observation Date)	1/31/2017 (the Maturity Date)

(1) Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Determination Dates” in the accompanying product supplement.

(2) If, due to a Market Disruption Event or otherwise, any Autocall Observation Date is postponed so that it falls less than two Business Days prior to the scheduled Call Settlement Date or the scheduled Maturity Date, as applicable, such Call Settlement Date or the Maturity Date, as applicable, shall be postponed to the second Business Day following that Autocall Observation Date as postponed.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and product supplement. You should also consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

t	The Securities do not provide for the payment of regular interest or guarantee the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not provide for the payment of regular interest or guarantee the return of any of the Principal Amount at maturity. Instead, if the Securities have not been called prior to maturity and if the Final Price is less than the Conversion Price, we will deliver to you a number of shares of the Underlying Shares per Security equal to the Share Delivery Amount, which is the product of the (i) Principal Amount divided by the Conversion Price and (ii) the Adjustment Factor as of the Final Observation Date. Therefore, based on the terms of these Securities, if the Final Price is less than the Conversion Price, the value of the Share Delivery Amount will decline on an increased basis relative to the decline of the Final Price below the Conversion Price. For example, if the Conversion Price of an offering of Securities is 85% of the Initial Price, you will lose approximately 1.1765% of your $1,000 Principal Amount at maturity for each additional 1% that the Final Price is less than the Conversion Price, as measured from the Initial Price. If you receive shares of the Underlying Shares at maturity, the value of those shares will be less than the Principal Amount as of the Final Observation Date and may have no value at all. In addition, the price of the Underlying Shares may further decrease from the Final Observation Date to the Maturity Date.

t	Potential physical settlement. If the Final Price is less than the Conversion Price, we will deliver to you a number of shares of the Underlying Shares per Security equal to the Share Delivery Amount, which will be worth less, and potentially substantially less, than the Principal Amount and could be worth zero.

t	You will not receive any Contingent Coupon for any monthly period where the Observation Date Closing Price is less than or equal to the Coupon Barrier. A Contingent Coupon will be paid with respect to a monthly period only if the Observation Date Closing Price is greater than or equal to the Coupon Barrier. If the Observation Date Closing Price remains below the Coupon Barrier on each Coupon Observation Date over the term of the Securities, you will not receive any Contingent Coupons.

t	The Contingent Coupon is based solely on the Observation Date Closing Price. Whether the Contingent Coupon will be made with respect to a Coupon Observation Date will be based on the Observation Date Closing Price. As a result, you will not know whether you will receive the Contingent Coupon with respect to any Coupon Payment Date until the applicable Coupon Observation Date. Moreover, because the Contingent Coupon is based solely on the Observation Date Closing Price on a specific Coupon Observation Date, if such Observation Date Closing Price is less than the Coupon Barrier, you will not receive any Contingent Coupon with respect to such Coupon Observation Date, even if the closing price of the Underlying Shares was higher on other days during the term of the Securities.

t	Investors will not participate in any appreciation in the price of the Underlying Shares. Investors will not participate in any appreciation in the price of the Underlying Shares from the Initial Price, and the return on the Securities will be limited to the Contingent Coupon that is paid with respect to each Observation Date on which the Observation Date Closing Price is greater than the Coupon Barrier prior to an automatic call or maturity. If called, the return on the Securities will be limited to the Contingent Coupons regardless of the appreciation of the Underlying Shares, which could be significant. It is possible that the Observation Date Closing Price of the Underlying Shares could be below the Coupon Barrier on most or all of the Observation Dates so that you receive few or no Contingent Coupons. If you do not earn a sufficient number of Contingent Coupons over the term of the Securities, the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of Morgan Stanley of comparable maturity. In addition, if the Securities are not called prior to maturity, you may be exposed to the full downside market risk of the Underlying Shares and lose some or all of your investment despite not being able to participate in any potential appreciation of the Underlying Shares.

t	You may incur a loss on your investment if you sell your Securities prior to maturity. The Conversion Price is observed only on the Final Observation Date, and the contingent downside market exposure applies only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the price of the Underlying Shares is above the Conversion Price at that time.

t	Early redemption risk. The term of your investment in the Securities may be limited to as short as approximately three months by the automatic call feature of the Securities. If the Securities are called prior to maturity, you will not be able to receive any further Contingent Coupons for any future Coupon Payment Dates and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns.

t	Higher Contingent Coupon Rates are generally associated with higher volatility and therefore a greater risk of loss. “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying Shares. The greater the volatility of the Underlying Shares, the more likely it is that the price of the Underlying Shares could close below the Conversion Price on the Final Observation Date. This risk will generally be reflected in a higher Contingent Coupon Rate for the Securities. However, while the Contingent Coupon Rate is a fixed percentage set on the Trade Date, the Underlying Share’s volatility can change significantly over the term of the Securities, and may increase, but the Contingent Coupon Rate will not be adjusted. The price of the Underlying Shares could fall sharply as of the Final Observation Date, which could result in a significant loss of your principal.

t	The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities, including any Contingent Coupons and any payments upon an automatic call or at maturity, and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

t	The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the closing price of the Underlying Shares on any day, including in relation to the Conversion Price, will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

o	the trading price and volatility (frequency and magnitude of changes in value) of the Underlying Shares,

o	dividend rates on the Underlying Shares,

o	interest and yield rates in the market,

o	time remaining until the Securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Shares or equities markets generally and which may affect the Final Price,

o	the occurrence of certain corporate events affecting the Underlying Shares that may or may not require an adjustment to the Adjustment Factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the Underlying Shares may be, and each has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

t	Investing in the Securities is not equivalent to investing in the Underlying Shares. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Shares.

t	No affiliation with the Underlying Issuer. The Underlying Issuer is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the Securities. We have not made any due diligence inquiry with respect to the Underlying Issuer in connection with this offering.

t	We may engage in business with or involving the Underlying Issuer without regard to your interests. We or our affiliates may presently or from time to time engage in business with the Underlying Issuer without regard to your interests and thus may acquire non-public information about the Underlying Issuer. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the Underlying Issuer, which may or may not recommend that investors buy or hold the Underlying Shares.

t	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for each offering of Securities described in this document, for a period of up to 5 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t	The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this free writing prospectus will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

t	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the Underlying Shares. MS & Co., as Calculation Agent, will adjust the Closing Price of the Underlying Shares for the purpose of determining whether the Securities will be redeemed, whether a Contingent Coupon will be paid and the amount payable at maturity, in each case for certain corporate events affecting the Underlying Shares, such as stock splits and stock dividends, and certain other corporate actions involving the Underlying Issuer, such as mergers. However, the Calculation Agent will not make an adjustment for every corporate event that can affect the Underlying Shares. For example, the Calculation Agent is not required to make any adjustments if the Underlying Issuer or anyone else makes a partial tender or partial exchange offer for the Underlying Shares, nor will adjustments be made following the Final Observation Date. If an event occurs that does not require the Calculation Agent to adjust the Closing Price, the market price of the Securities may be materially and adversely affected.

t	The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. may, but is not obligated to, make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Securities. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the Securities (and to other instruments linked to the Underlying Shares), including trading in the Underlying Shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. Some of our subsidiaries also trade the Underlying Shares and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Price, and, as a result, could increase (i) the Coupon Barrier, which is the price at or above which the Underlying Shares must close on each Coupon Observation Date in order for you to earn a Contingent Coupon, and (ii) the Conversion Price, which, if the Securities are not called prior to maturity, is the price at or above which the Underlying Shares must close on the Final Observation Date in order for you to avoid being exposed to the negative price performance of the Underlying Shares at maturity. Additionally, such hedging or trading activities during the term of the Securities could potentially affect the price of the Underlying Shares on the Autocall Observation Dates and, accordingly, whether the Securities are automatically called prior to maturity, whether a Contingent Coupon will be paid and, if the Securities are not called prior to maturity the payout to you at maturity, if any.

t	The Calculation Agent, which is a subsidiary of the issuer, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. will determine the Initial Price, the Coupon Barrier, the Conversion Price, the Final Price, whether the Securities will be called following any Autocall Observation Date, whether a Contingent Coupon is payable with respect to a Coupon Observation Date, whether a market disruption event has occurred, whether to make any adjustments to the Adjustment Factor and the payment that you will receive upon a call or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of market disruption events and certain adjustments to the Adjustment Factor. These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Auto-Callable Securities Linked to Underlying Shares” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t	The U.S. federal income tax consequences of an investment in the Securities are uncertain. There is no direct legal authority as to the proper treatment of the Securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the Securities are uncertain.

Please read the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities. Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities. We intend to treat a Security as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and character of income or loss on the Securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the Securities) and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. Non-U.S.

Holders should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the Securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $1,000 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security are listed on the cover hereof or will be determined on the Trade Date; amounts may have been rounded for ease of reference):

t	Principal Amount: $1,000

t	Term: 1 year and 6 months, subject to a quarterly automatic call

t	Hypothetical Initial Price: $50.00

t	Hypothetical Contingent Coupon Rate: 9.00% per annum

t	Hypothetical Contingent Coupon: $7.50 per month

t	Autocall Observation Dates: Quarterly

t	Coupon Observation Dates: Monthly

t	Hypothetical Coupon Barrier: $37.50, which is 75% of the Hypothetical Initial Price

t	Hypothetical Conversion Price: $42.50, which is 85% of the Hypothetical Initial Price

t	Hypothetical Share Delivery Amount: 23.5294 shares per $1,000 Principal Amount ($1,000 / Conversion Price of $42.50)

Example 1 — The Securities are automatically called on the first Autocall Observation Date.

Date	Closing Price	Payment (per Security)
First Coupon Observation Date	$44 (greater than Coupon Barrier)	$7.50 (Contingent Coupon)
Second Coupon Observation Date	$40 (greater than Coupon Barrier)	$7.50 (Contingent Coupon)
Third Coupon Observation Date (First Autocall Observation Date)	$60 (greater than Initial Price)	$1,007.50 (Face Amount plus Contingent Coupon)
	Total Payment:	$1,022.50 (2.25% return)

Because the Securities are called on the first Autocall Observation Date, Morgan Stanley will pay you a total of $1,007.50 per Security on the Call Settlement Date, reflecting your Principal Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $15.00 received in respect of prior Coupon Observation Dates, Morgan Stanley will have paid you a total of $1,022.50 per Security for a 2.25% total return on the Securities over the three-month term of the Securities. No further amount will be owed to you under the Securities.

Example 2 — The Securities are NOT automatically called and the Final Price of the Underlying Shares is at or above the Conversion Price.

Date	Closing Price	Payment (per Security)
First Coupon Observation Date	$45 (greater than Coupon Barrier)	$7.50 (Contingent Coupon)
Second Coupon Observation Date	$30 (less than Coupon Barrier)	$0.00
Third Coupon Observation Date (First Autocall Observation Date)	$34 (less than Coupon Barrier)	$0.00
Fourth to Seventeenth Coupon Observation Dates (Second to Fifth Autocall Observation Dates)	Various (all less than Coupon Barrier)	$0.00
Final Coupon Observation Date (the Final Autocall Observation Date and the Final Observation Date)	$45 (greater than both Conversion Price and Coupon Barrier; less than Initial Price)	$1,007.50 (Face Amount plus final Contingent Coupon)
	Total Payment:	$1,015.00 (1.50% return)

At maturity, Morgan Stanley will pay you a total of $1,007.50 per Security, reflecting your Principal Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $7.50 received in respect of prior Coupon Observation Dates, Morgan Stanley will have paid you a total of $1,015.00 per Security for a 1.50% total return on the Securities over the eighteen-month term of the Securities.

Example 3 — The Securities are NOT automatically called and the Final Price of the Underlying is less than the Conversion Price, but is greater than the Coupon Barrier.

Date	Closing Price	Payment (per Security)
First Coupon Observation Date	$38 (greater than Coupon Barrier)	$7.50 (Contingent Coupon)
Second Coupon Observation Date	$42 (greater than Coupon Barrier)	$7.50 (Contingent Coupon)
Third Coupon Observation Date (First Autocall Observation Date)	$35 (less than Coupon Barrier)	$0.00
Fourth to Seventeenth Coupon Observation Dates (Second to Fifth Autocall Observation Dates)	Various (all less than Coupon Barrier)	$0.00
Final Coupon Observation Date (the Final Autocall Observation Date and the Final Observation Date)	$40 (less than Conversion Price, but greater than Coupon Barrier)	23 shares x $40 = $920.00 (value of shares delivered) plus 0.5294 shares x $40 = $21.18 (amount of cash paid for fractional shares)

plus $7.50 (Contingent Coupon) = $948.68
Total Payment:	$963.68 (-3.632% return)

Because the Final Price of the Underlying Shares is less than the hypothetical Conversion Price of $42.50, Morgan Stanley will deliver to you a number of shares of the Underlying Shares equal to the Share Delivery Amount, and will pay cash in lieu of any fractional shares included in the Share Delivery Amount at the closing price of the Underlying Shares on the Final Observation Date. Because the Final Price is greater than the hypothetical Coupon Barrier of $37.50, Morgan Stanley will also pay you the applicable Contingent Coupon of $7.50 per Security. When added to the Contingent Coupons of $15.00 received in respect of prior Coupon Payment Dates, Morgan Stanley will have paid you a total of $22.50 of Contingent Coupons per Security. In this example, the total return on the Securities (measured as of the Final Observation Date) is a loss of 3.632% over the eighteen-month term of the Securities.

Example 4 — The Securities are NOT automatically called and the Final Price is less than both the Conversion Price and the Coupon Barrier.

Date	Closing Price	Payment (per Security)
First Coupon Observation Date	$30 (less than Coupon Barrier)	$0.00
Second Coupon Observation Date	$34 (less than Coupon Barrier)	$0.00
Third Coupon Observation Date (First Autocall Observation Date)	$25 (less than Coupon Barrier)	$0.00
Fourth to Seventeenth Coupon Observation Dates (Second to Fifth Autocall Observation Dates)	Various (all less than Coupon Barrier)	$0.00
Final Coupon Observation Date (the Final Autocall Observation Date and the Final Observation Date)	$25 (less than both Conversion Price and Coupon Barrier)	23 shares x $25 = $575.00 (value of shares delivered) plus 0.5294 shares x $25 = $13.24 (amount of cash paid for fractional shares) = $588.24
	Total Payment:	$588.24 (-41.176% return)

Because the Final Price of the Underlying Shares is less than the hypothetical Conversion Price of $42.50, Morgan Stanley will deliver to you a number of shares of the Underlying Shares equal to the Share Delivery Amount, and will pay cash in lieu of any fractional shares included in the Share Delivery Amount at the closing price of the Underlying Shares on the Final Observation Date. Because the Final Price is also less than the hypothetical Coupon Barrier of $37.50, Morgan Stanley will not pay you the applicable Contingent Coupon. Furthermore, because the Closing Price of the Underlying Shares was not greater than or equal to the Coupon Barrier on any of the previous Coupon Observation Dates, you will not have received any Contingent Coupons over the term of the Securities. In this example, the total return on the Securities (measured as of the Final Observation Date) is a loss of 41.176% over the eighteen-month term of the Securities.

The Securities differ from ordinary debt securities in that, among other features, Morgan Stanley is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Autocall Observation Date, you may lose some or all of your initial investment. Specifically, if the Securities are not called and the Final Price is less than the Conversion Price, the value of the Underlying Shares you receive will be less than the Principal Amount as of the Final Observation Date and may have no value at all. Any payment on the Securities, including any payment upon an automatic call, any Contingent Coupon or the Payment at Maturity, is dependent on the ability of Morgan Stanley to satisfy its obligations when they come due. If Morgan Stanley is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the Securities issued under this free writing prospectus and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of the ownership and disposition of the Securities. This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and

t	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;

t	insurance companies;

t	certain dealers and traders in securities or commodities;

t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

t	regulated investment companies;

t	real estate investment trusts;

t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or

t	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income. In addition, this summary does not address the U.S. federal income tax consequences of the ownership or disposition of the underlying stock should an investor receive the underlying stock at maturity. Investors should consult their tax advisers regarding the potential U.S. federal income tax consequences of the ownership and disposition of the underlying stock.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities. We intend to treat a Security, under current law, as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of a Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;

t	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Coupon Payments. Any coupon payment on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities for cash, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations.

A U.S. Holder that, upon settlement of the Securities, receives the underlying stock and cash in lieu of any fractional share should be treated as recognizing capital loss equal to the difference between the amount of cash received in lieu of any fractional share and the pro rata portion of the U.S. Holder’s tax basis in the Security that is allocable to such fractional share, based on the amount of cash received and the fair market value of the underlying stock received, as of the final determination date of the Securities. The U.S. Holder should not recognize any gain or loss with respect to any underlying stock received. The U.S. Holder should have a basis in the underlying stock equal to the U.S. Holder’s tax basis in the Security, other than any amount allocated to a fractional share. The holding period for such underlying stock should start on the day after receipt.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or

t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Although significant aspects of the tax treatment of a Security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the Securities may be treated as U.S.-situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the Securities and the payment of proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”).  Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2016, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. While the treatment of the Securities is unclear, you should assume that any coupon payment on the Securities will be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat gross proceeds of a disposition (including upon retirement) of the Securities after 2016 as being subject to the FATCA rules. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

Information About the Underlying Shares

The Underlying Shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by the Underlying Issuers pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number listed below through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding the Underlying Issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This document relates only to the Securities offered hereby and does not relate to the Underlying Shares or other securities of any Underlying Issuer. We have derived all disclosures contained in this document regarding the Underlying Shares from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying Issuers. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Underlying Issuers is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlying Issuers could affect whether a Contingent Coupon is payable on any Coupon Payment Date, whether the Securities will be called following an Autocall Observation Date and/or the value received at maturity with respect to the Securities, and, therefore, the value of the Securities.

Included on the following pages is (i) a brief description of each Underlying Issuer, (ii) a table listing the published high and low Closing Prices and the end-of-quarter Closing Prices of the related Underlying Shares for each quarter in the period from January 1, 2008 through July 21, 2015, and (iii) a graph showing the daily Closing Prices for the same time period.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. Neither Morgan Stanley nor any of its affiliates makes any representation to you as to the performance of the Underlying Shares. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the price of the Underlying Shares on the Final Observation Date or during the term of the Securities. We make no representation as to the amount of dividends, if any, that each Underlying Issuer may pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the Underlying Shares.

Autodesk, Inc.

Autodesk, Inc. is a design software and services company. Its SEC file number is 000-14338. The Closing Price of the common stock of Autodesk, Inc. on July 21, 2015 was $52.12. Autodesk, Inc.’s common stock is listed on the NASDAQ under the ticker symbol “ADSK.”

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2008	3/31/2008	48.24	29.90	31.48
4/1/2008	6/30/2008	41.49	31.47	33.81
7/1/2008	9/30/2008	38.37	31.89	33.55
10/1/2008	12/31/2008	32.52	14.37	19.65
1/1/2009	3/31/2009	20.88	11.78	16.81
4/1/2009	6/30/2009	22.66	17.11	18.98
7/1/2009	9/30/2009	25.38	17.01	23.80
10/1/2009	12/31/2009	27.69	22.62	25.41
1/1/2010	3/31/2010	29.71	22.95	29.38
4/1/2010	6/30/2010	34.89	24.36	24.36
7/1/2010	9/30/2010	33.44	24.05	31.97
10/1/2010	12/31/2010	39.65	31.38	38.20
1/1/2011	3/31/2011	44.11	38.47	44.11
4/1/2011	6/30/2011	45.99	35.69	38.60
7/1/2011	9/30/2011	40.39	23.41	27.79
10/1/2011	12/31/2011	35.83	25.45	30.33
1/1/2012	3/31/2012	42.37	30.21	42.32
4/1/2012	6/30/2012	42.39	30.26	34.99
7/1/2012	9/30/2012	35.71	30.13	33.35
10/1/2012	12/31/2012	36.00	30.44	35.35
1/1/2013	3/31/2013	41.39	36.09	41.25
4/1/2013	6/30/2013	39.98	33.48	33.94
7/1/2013	9/30/2013	41.94	33.49	41.17
10/1/2013	12/31/2013	50.32	39.49	50.32
1/1/2014	3/31/2014	55.40	48.28	49.18
4/1/2014	6/30/2014	56.96	45.19	56.38
7/1/2014	9/30/2014	57.36	52.66	55.10
10/1/2014	12/31/2014	62.00	49.89	60.06
1/1/2015	3/31/2015	64.24	54.01	58.64
4/1/2015	6/30/2015	62.81	50.08	50.08
7/1/2015	7/21/2015*	53.30	50.39	52.12
*	Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

lululemon athletica inc.

lululemon athletica inc. is a designer and retailer of technical athletic apparel operating primarily in North America and Australia. Its SEC file number is 001-33608. The Closing Price of the common stock of lululemon athletica inc. on July 21, 2015 was $62.77. lululemon athletica inc.’s common stock is listed on the NASDAQ under the ticker symbol “LULU.”

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2008	3/31/2008	22.41	10.86	14.22
4/1/2008	6/30/2008	18.32	13.50	14.53
7/1/2008	9/30/2008	14.43	9.00	11.52
10/1/2008	12/31/2008	11.87	3.54	3.97
1/1/2009	3/31/2009	4.33	2.25	4.33
4/1/2009	6/30/2009	7.61	4.56	6.52
7/1/2009	9/30/2009	12.25	5.80	11.38
10/1/2009	12/31/2009	15.42	10.68	15.05
1/1/2010	3/31/2010	20.95	13.14	20.74
4/1/2010	6/30/2010	22.79	17.91	18.61
7/1/2010	9/30/2010	22.92	15.95	22.36
10/1/2010	12/31/2010	36.76	21.55	34.21
1/1/2011	3/31/2011	44.92	33.48	44.53
4/1/2011	6/30/2011	56.55	41.55	55.91
7/1/2011	9/30/2011	63.76	45.45	48.69
10/1/2011	12/31/2011	57.94	43.61	46.66
1/1/2012	3/31/2012	75.95	47.03	74.73
4/1/2012	6/30/2012	80.30	58.41	59.63
7/1/2012	9/30/2012	77.99	53.35	73.94
10/1/2012	12/31/2012	77.19	65.87	76.23
1/1/2013	3/31/2013	75.09	62.35	62.35
4/1/2013	6/30/2013	82.28	61.33	65.50
7/1/2013	9/30/2013	74.65	63.55	73.13
10/1/2013	12/31/2013	76.57	57.88	59.03
1/1/2014	3/31/2014	59.60	44.53	52.59
4/1/2014	6/30/2014	54.56	37.25	40.48
7/1/2014	9/30/2014	45.19	37.51	42.01
10/1/2014	12/31/2014	55.79	38.84	55.79
1/1/2015	3/31/2015	68.44	55.34	64.02
4/1/2015	6/30/2015	69.77	59.79	65.30
7/1/2015	7/21/2015*	65.68	62.46	62.77
*	Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

Additional Terms of the Securities

The product supplement refers to the Principal Amount as “Stated Principal Amount,” the Underlying Issuer as the “Underlying Company,” the Initial Price as the “Initial Share Price,” the Trade Date as the “Pricing Date,” the Coupon Observation Dates and the Autocall Observation Dates as the “Determination Dates,” the Final Observation Date as the “Final Determination Date,” the Conversion Price as the “Downside Threshold Level” and the day on which any automatic call occurs as the “Early Redemption Date.”

The following replaces in its entirety the portion of the section entitled “Antidilution Adjustments” in the accompanying product supplement from the start of paragraph 5 to the end of such section.

5. If (i) there occurs any reclassification or change of the Underlying Shares, including, without limitation, as a result of the issuance of any tracking stock by the Underlying Issuer, (ii) the Underlying Issuer or any surviving entity or subsequent surviving entity of the Underlying Issuer (the “Successor Corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the Underlying Issuer or any Successor Corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) the Underlying Issuer is liquidated, (v) the Underlying Issuer issues to all of its shareholders equity securities of an issuer other than the Underlying Issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-Off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Shares (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining whether the Securities will be automatically called and the amount payable upon an automatic call or at maturity for each Security will be as follows:

t	Upon any Autocall Observation Date following the effective date of a Reorganization Event and prior to the Final Observation Date: If the Exchange Property Value (as defined below) is greater than or equal to the Initial Share Price, the Securities will be automatically redeemed for a payment per Security equal to the Principal Amount plus the Contingent Coupon with respect to the applicable Coupon Observation Date.

t	Upon the Final Observation Date, if the Securities have not previously been automatically redeemed:

o	If the Exchange Property Value on the Final Observation Date is greater than or equal to the Conversion Price, the payment at maturity per Security will be equal to: (i) the Stated Principal Amount plus (ii) the Contingent Coupon with respect to the Final Observation Date.

o	If the Exchange Property Value on the Final Observation Date is less than the Conversion Price, the payment at maturity per Security will be equal to: the cash value of the Exchange Property as of the Final Observation Date, which is defined collectively as: securities, cash or any other assets distributed to holders of the Underlying Shares in or as a result of any such Reorganization Event, including (A) in the case of the issuance of tracking stock, the reclassified share of the Underlying Shares, (B) in the case of a Spin-Off Event, the share of the Underlying Shares with respect to which the spun-off security was issued, and (C) in the case of any other Reorganization Event where the Underlying Shares continues to be held by the holders receiving such distribution, the Underlying Shares; in an amount equal to the Exchange Property delivered with respect to a number of shares of the Underlying Shares equal to the exchange ratio (which is equal to the Principal Amount divided by the Initial Share Price) times the Adjustment Factor, each determined at the time of the Reorganization Event. In addition, if the Exchange Property Value on the Final Observation Date is greater than or equal to the Coupon Barrier, the Contingent Coupon with respect to the Final Observation Date will be paid.

Following the effective date of a Reorganization Event, the Contingent Coupon will be payable for each Coupon Observation Date on which the Exchange Property Value is greater than or equal to the Coupon Barrier to and including the date of automatic call, if any.

If Exchange Property includes a cash component, investors will not receive any interest accrued on such cash component. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the Exchange Property Value is less than the Initial Share Price, Coupon Barrier or Conversion Price, “Exchange Property Value” means (x) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent, as of the date of receipt, of such cash received for one Underlying Share, as adjusted by the Adjustment Factor at the time of such Reorganization Event, (y) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one Underlying Share, as adjusted by the Adjustment Factor at the time of such Reorganization Event and (z) for any security received in any such Reorganization Event, an amount equal to the closing price, as of the day on which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each Underlying Share, as adjusted by the Adjustment Factor at the time of such Reorganization Event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, all references in the offering document and the related product supplement to the “Underlying Shares” shall be deemed to refer to the Exchange Property and references to a “share” or “shares” of the Underlying Shares shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

No adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-

thousandth, with five one-millionths rounded upward. Adjustments to the Adjustment Factor will be made up to the close of business on the Final Observation Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the closing price or the Final Share Price of the Underlying Shares, including, without limitation, a partial tender or exchange offer for the Underlying Shares.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Adjustment Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factor or to the method of calculating the amount payable at maturity of the Securities made pursuant to paragraph 5 above upon written request by any investor in the Securities.

Use of Proceeds and Hedging

The proceeds we receive from the sale of the Securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in the Underlying Shares, in futures or options contracts on the Underlying Shares, or positions in any other securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the price of the Underlying Shares on the Trade Date, and therefore could increase (i) the Coupon Barrier, which is the price at or above which the Underlying Shares must close on each Coupon Observation Date in order for you to earn a Contingent Coupon, and (ii) the Conversion Price, which is the price at or above which the Underlying Shares must close on the Final Observation Date if not previously called so that you do not suffer a loss on your initial investment in the Securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Final Observation Date, by purchasing and selling the Underlying Shares, futures or options contracts on the Underlying Shares, or any other securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Observation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Underlying Shares, and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity (if any) if not previously called.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

We expect to deliver the Securities against payment therefor in New York, New York on July 31, 2015, which will be the fifth scheduled business day following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the Trade Date or on or prior to the third business day prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

MS & Co. will act as the agent for this offering. We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of 1.5% for each Security it sells.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices these offerings of Securities, it will determine the economic terms of the Securities, including the Contingent Coupon Rate, such that for each Security the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley and the Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the Underlying Shares in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.